Exhibit 10.3

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

SUMMARY OF COMPENSATION ARRANGEMENTS FOR
NON-EMPLOYEE DIRECTORS

The following is a description of the arrangements pursuant to which independent directors (the “Directors”) of the Board of Directors (the “Board”) of Natural Grocers by Vitamin Cottage, Inc. (the “Company”) are compensated for services provided as a Director, including additional amounts payable for committee participation. Employee directors are not entitled to receive additional compensation for serving on the Board or any committee thereof.

Cash Compensation

Board Retainer

Each Director is entitled to receive an annual cash retainer of $40,000. If the Board appoints a lead independent Director, such Director is entitled to receive an additional annual cash retainer of $15,000.

Committee Retainers

The chair of our Audit Committee is entitled to receive an additional annual cash retainer of $15,000 and the chair of our Compensation Committee is entitled to receive an additional annual cash retainer of $10,000. Each member of our Audit Committee and Compensation Committee is entitled to receive an additional annual cash retainer of $5,000.

All cash compensation is paid to the Directors on a quarterly basis, in equal installments.

Equity Compensation

Each Director is entitled to an annual grant of restricted stock units valued at $60,000 (based on the closing price of the Company’s common stock on The New York Stock Exchange on the date of grant) under the Company’s Omnibus Incentive Plan, upon the date of the Company’s Annual Meeting of Stockholders. These restricted stock units will vest on the date which is one year after the date of grant and will be settled in shares of the Company’s common stock.

Director Equity Ownership Guidelines

Under the Company’s Director Equity Ownership Guidelines, Directors must own shares of the Company’s common stock with a value of at least three times such Director’s annual cash retainer within five years of such Director’s initial election or appointment. Restricted stock units qualify for this purpose only after complete vesting.